Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
For further information, contact
Richard N. Grubb, Executive Vice
President and Chief Financial Officer
or
Peter G. Henrici, Senior Vice President
Corporate Communications

610-644-1300

VISHAY AMENDS CREDIT FACILITY AND NOTIFIES NOTE HOLDERS OF
THEIR OPTION TO REQUIRE VISHAY TO PURCHASE THEIR NOTES ON
AUGUST 1, 2008

MALVERN, PENNSYLVANIA - June 25, 2008 - Vishay Intertechnology, Inc. (NYSE: VSH) announced today that it has amended its revolving credit facility to provide an additional $125 million three-year term loan commitment with selected banks. Comerica Bank served as lead arranger, book running manager, and administrative agent. Bank of America N.A. and JP Morgan Chase Bank, N.A. served as co-syndication agents, and HSBC Bank USA, National Association, served as documentation agent.

Vishay also announced that it is delivering to the holders of its 3-5/8% Convertible Subordinated Notes Due 2023 a Company Notice describing the option of the holders to require Vishay to repurchase the Notes at a purchase price equal to the $1,000 principal amount of each Note on August 1, 2008. The Company Notice is being sent in accordance with the terms of the indenture governing the Notes. To exercise the option, holders must deliver a purchase notice to the paying agent on or before July 29, 2008, the third business day prior to the purchase date, and surrender their Notes to the paying agent prior to, on or following the purchase date.

The aggregate purchase price for all outstanding Notes is $500 million, and Vishay will pay the purchase price in cash.

Vishay intends to fund the purchase price from cash on hand of approximately $250 million, from borrowings under the revolving credit facility of approximately $125 million, and from the $125 million term loan.

“We are pleased that we were able to successfully raise an additional $125 million in term debt. We received commitments in excess of our targeted amount. The repayment of the convertible notes will reduce our debt and strengthen our balance sheet. Last June, our board of directors determined to waive our right to settle the principal amount of the notes in common stock. By settling the option in cash, we eliminated the need to issue almost 50 million shares of common stock,” said Richard Grubb, Vishay’s Chief Financial Officer.

Vishay is filing a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission. The Schedule TO furnishes information, including a copy of the Company Notice, with respect to the option of holders to require Vishay to repurchase the Notes on August 1, 2008. An electronic copy of the Schedule TO may be obtained on Vishay’s investor relations website at ir.vishay.com or on the SEC website at www.sec.gov.

The paying agent for the option is U.S. Bank, N.A. Printed copies of the Company Notice may be obtained from the paying agent, and questions concerning exercise of the option and surrender of the Notes may be directed to the paying agent, at Two Liberty Place, 50 South 16th Street, Suite 2000, Philadelphia, PA 19102, phone (215) 761-9395.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.